EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT


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Name of Entity                                Jurisdiction of Incorporation/ Organization
--------------                                -------------------------------------------
Dolgencorp, Inc.                                                Kentucky
Dolgencorp of Texas, Inc.                                       Kentucky
Dade Lease Management, Inc.                                     Delaware
Dollar General Financial, Inc.                                 Tennessee
The Greater Cumberland Insurance Company                        Vermont
Nations Title Company, Inc.                                    Tennessee
Dollar General Intellectual Property, L.P.                      Vermont
Dollar General Partners                                         Kentucky
DG Logistics, LLC                                              Tennessee
Dolgencorp of New York, Inc.                                    Kentucky

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